Exhibit 23.2

Consultants to the International Forest Products Industry
HAWKINS WRIGHT

02 March 2015

Ladies and Gentleman:

Reference is made to the Form S-1 registration statement (the “Registration Statement”) relating to the initial public offering of common units of Enviva Partners, LP (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and graphical information supplied by us set forth in the section of the Registration Statement entitled “Industry Overview.” We advise the Company that we do not have any knowledge that the information provided by us is inaccurate in any material respect. We further advise the Company that our role has been limited to the provision of such statistical and graphical data supplied by us and assistance in the preparation of the “Industry Overview” section of the Registration Statement. With respect to such statistical and graphical data, we advise you that:

•	certain information in our database is derived from estimates or subjective judgments; and

•	while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the sections of the Registration Statement entitled “Industry and Market Data” and “Experts.”

/s/ John Bingham

John Bingham

Director

2A Blake Mews Kew, Richmond Surrey TW9 3GA United Kindgom Tel: +44 (0)20 8747 5840 Fax: +44 (0)20 8181 6199 post@hawkinswright.com www.hawkinswright.com	Hawkins Wright Ltd. Reg. No. 5690174 Reg. office: Savoy House, Savoy Circis, London W3 7DA